CONSENT OF PERSONS NAMED
AS NEW DIRECTORS


We, the undersigned, hereby consent to be named as new Directors of Cycle-Parts.com, Inc. and TheInternetCorp.net, Inc. Dated this 23rd day of November, 1999.


/s/  Terry Cuthberston
Terry Cuthberston


/s/  Gerald I. Quinn
Gerald I. Quinn


/s/  Karen Bohringer
Karen Bohringer.